Exhibit 99.13

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS HOLDINGS, L.P. AND PETRO HOLDINGS FINANCIAL CORPORATION ANNOUNCE EXTENSION AND AMENDMENT OF THE OFFER AND CONSENT SOLICITATION

El PASO, Texas, Dec. 9, – Petro Stopping Centers Holdings L.P. and Petro Holdings Financial Corporation (the “Issuers”) announce an extension and amendment of the pending offer and consent solicitation with respect to all of their outstanding $113,370,000 aggregate principal amount at maturity senior discount notes due 2008 (the “Existing Notes”) (CUSIP No. 71646DAE2 and ISIN No. US71646DAE22). Petro Warrant Holdings Corporation also announces the extension of the consent solicitation with respect to all of its outstanding Warrants (CUSIP No. 716457114, ISIN No. 7164571140).

The Issuers are now offering holders of the Existing Notes a choice of either (1) an all-cash option or (2) a new note and cash option, as follows:

•	Cash Option: $670 in cash for each $1,000 principal amount at maturity ($919.09 in accreted value as of Dec. 31, 2003) of Existing Notes tendered and accepted in the offer; or

•	New Note and Cash Option: $1,001.31 in principal amount at maturity ($833.70 in initial accreted value at Dec. 31, 2003) of new senior third secured notes due 2014 (the “New Notes”) of the Issuers and $85.39 in cash for each $1,000 principal amount at maturity ($919.09 in accreted value at Dec. 31, 2003) of Existing Notes tendered and accepted in the Offer. The New Notes will accrete in value until April 30, 2009, at a rate of 3.5% per annum. In addition, the New Notes will bear cash interest at a rate of 5% per annum until April 30, 2009, and thereafter will bear cash interest at the rate of 11% per annum. The New Notes will be callable at 100% of accreted value until April 30, 2009, and thereafter for 100% of the aggregate principal amount at maturity.

The Issuers continue to solicit consents from holders of the Existing Notes to certain proposed amendments to the indenture governing the Existing Notes that would eliminate substantially all of the covenants and events of default. Petro Warrant Holdings Corporation continues to solicit consent from holders of the warrants for common stock of Petro Warrant Holdings Corporation to certain proposed amendments to the warrant agreement under which the warrants were issued that would extend the mandatory purchase date of the warrants by Petro Warrants Holdings Corporation from Aug. 1, 2004, to Oct. 1, 2009.

The expiration date of the offer and consent solicitation has been extended from 5:00 p.m. New York City time on Dec. 9, 2003, to 5:00 p.m. New York City time on Dec. 24, 2003, unless further extended. As of 5:00 p.m. on Dec. 9, 2003, the Issuers had received tenders from holders of approximately $51,000 principal amount at maturity of the Existing Notes in connection with the original offer, and Petro Warrants Holdings Corporation had received consents from holders of approximately 53.1% of its outstanding warrants. The Issuers will return tendered Existing Notes to holders that have tendered pursuant to the original offer. Such holders of the Existing Notes must resubmit tenders and instructions under the amended offer. Any consents provided, and any tenders of Existing Notes made after Dec. 10, 2003, may not be withdrawn.

The Issuers anticipate that their largest bondholder, representing approximately 54% of the outstanding principal amount of the Existing Notes, will tender all of its Existing Notes into the offer and elect the New Note and Cash option.

In connection with the offer, Petro Stopping Centers Holdings L.P. and its subsidiaries intend to refinance substantially all their existing debt in order to extend their debt maturities, to increase their financial flexibility and to take advantage of current conditions in the debt markets.

Informational documents relating to the offer will only be distributed to eligible investors who complete and return, or have completed and returned, an Eligibility Letter that has already been sent to investors. If you would like to receive this Eligibility Letter, please contact Global Bondholders Services, the information agent for offer and consent solicitation, at 212-430-3774 or 866-470-4200 (U.S. toll free).

The New Notes to be issued to holders of Existing Notes electing the New Note and Cash Option will not be registered under the Securities Act of 1933, as amended, and will only be offered in the United States to qualified institutional buyers or institutional accredited investors in private transactions in reliance upon an exemption from registration under the Securities Act and outside the United States to persons other than U.S. persons in off-shore transactions in reliance upon Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the New Notes in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Issuers’ and Petro Warrant Holdings Corporation’s best estimates; actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The Issuers and Petro Warrants Holdings Corporation assume no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:

Petro Stopping Centers, El Paso

Edward Escudero, 915-779-4711